Exhibit 99.1

ADM Statement on First Quarter Weather Impacts

CHICAGO, March 25, 2019—Archer Daniels Midland Company (NYSE: ADM) released the following statement today:

“Extreme winter weather has affected our first quarter North American operations beyond what we would experience in a typical winter.

“In March, powerful snow and rain storms early in the month and resulting flooding and its after-effects are affecting both Carbohydrates Solutions and Origination operations. Rail transportation has been disrupted throughout the region; our corn processing complex in Columbus, Nebraska, was idled due to flooding and currently is running at reduced rates; and unfavorable river conditions since December are severely limiting barge transportation movements and port activities.

“Earlier in the quarter, severe cold temperatures and snowstorms affected some of our Carbohydrate Solutions processing facilities in the Midwest. The extreme weather reduced corn processing volumes principally due to a slowdown in rail and truck transportation, which affected both inbound and outbound shipments.

“We continue to assess the situation, and utilize our transportation and operating network as much as possible to meet customer needs. Taken together, we expect these severe weather disruptions to have a negative pre-tax operating profit impact to ADM of $50 million to $60 million for the first quarter. That impact will be roughly equal between Carbohydrate Solutions and Origination, with some minor impacts to our other segments. We will have a further update on our first quarter 2019 earnings call, with an assessment of full year impacts, including recoveries and offsets.

“This is a difficult time for many communities in which we operate. Last week, we announced a $100,000 donation to the American Red Cross to provide disaster relief in areas affected by the recent flooding. The safety and well-being of the people in the affected areas is always our top priority, and we will continue to work directly as well as through third parties to assist people and communities that have been affected by severe weather.”

Forward-Looking Statements

Some of the above statements constitute forward-looking statements. ADM’s filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. At the end of 2018, we were one of the world’s largest agricultural processors and food ingredient providers, with approximately 32,000 employees serving customers in more than 170 countries. With a global value chain that includes approximately 450 crop procurement locations, 270 food and feed ingredient manufacturing facilities, 46 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484